Exhibit 99.1

China Wind Systems, Inc. Provides Guidance for Fiscal Year 2010

Source: China Wind Systems, Inc. On Tuesday May 11, 2010, 4:00 pm EDT

WUXI, Jiangsu Province, China, May 11 /PRNewswire-Asia-FirstCall/ -- China Wind Systems, Inc. (Nasdaq:CWS - News), ("China Wind Systems" or the "Company"), a leading supplier of forged rolled rings and other forged components to the wind power and other industries and industrial equipment primarily to the textile industry in China, today announced guidance for fiscal year 2010.

The Company expects 2010 revenues to be in the range of $76.5 million to $85 million, representing a 43% to 59% increase from $53.5 million in fiscal 2009. Earnings before interest, tax, depreciation and amortization, which is generally referred to as EBITDA and is a non-GAAP financial measure, is expected to be in the range of $22.7 million to $25.2 million, representing a 106% to 129% increase compared to $11.0 million in fiscal 2009. Adjusted net income, which excludes non-cash expenses related to convertible securities and warrants, is anticipated to be between $15.5 million and $16.3 million, representing an increase between 99% and 109%, compared to $7.8 million in fiscal 2009.

The Company anticipates stronger demand for both its traditional forged products and ESR forged products in 2010, as management expects stronger sales of precision forged products used in large wind turbines. The Company anticipates revenue contributed by its wind industry segment will increase by approximately 75%. In addition, the Company expects its dye machine segment to recover in 2010, given the industry's recovery in early 2010.

"We are pleased to see a healthy flow of customer orders in early 2010," commented Mr. Jianhua Wu, Chairman and Chief Executive Officer. "As our forging facility becomes more efficient, we anticipate improvement in our profit margins. We believe we have the right strategy in place to cater to the rapidly growing wind power industry in China."

About China Wind Systems, Inc.

China Wind Systems supplies precision forged components such as rolled rings, shafts and flanges to the wind power and other industries and industrial equipment primarily to the textile industry in China. With its newly finished state-of-the-art production facility, the Company has increased its production and shipment of high-precision rolled rings and other essential components primarily to the wind power and other industries. For more information on the Company, visit http://www.chinawindsystems.com .. Information on the Company's Web site or any other Web site does not constitute a portion of this release.

Safe Harbor Statement

This release contains certain "forward-looking statements" relating to the business of the Company and its subsidiary and affiliated companies. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions. Such forward looking statements involve known and unknown risks and uncertainties that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Investors should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in the Company's periodic reports that are filed with the Securities and Exchange Commission and available on its website (www.sec.gov). All forward-looking statements attributable to the Company or to persons acting on its behalf are expressly qualified in their entirety by these factors other than as required under the securities laws. The Company does not assume a duty to update these forward-looking statements.

    For more information, please contact:

    Company Contact:

     Ms. Teresa Zhang
     Chief Financial Officer
     China Wind Systems, Inc.
     Tel:   +1-877-224-6696 x705
     Email: teresa.zhang@chinawindsystems.com
     Web:   http://www.chinawindsystems.com

    Investor Relations Contact:

     Mr. Shaun Smolarz
     Financial Writer
     CCG Investor Relations
     Tel:   +1-646-701-7444
     Email: shaun.smolarz@ccgir.com

     Mr. Athan Dounis
     Account Manager
     CCG Investor Relations
     Tel:   +1-646-213-1916
     Email: athan.dounis@ccgir.com
     Web:   http://www.ccgirasia.com